December 4, 2009

Dr. Judith Rodin
President
The Rockefeller Foundation
420 Fifth Avenue
New York NY  10018

Dear Judith:

This will confirm the following agreement relating to the deferral of your director’s retainers and fees for 2010.

1.           All director’s fees and retainer (“Fees”) payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. for the period January 1, 2010 through December 31, 2010, will be deferred and paid to you in accordance with this letter agreement.

2.           Pursuant to the Procedures for Deferral of Board Retainers and Fees, as amended and restated (a copy of which is attached as Exhibit A), interest will be accrued on the amounts to be paid on a deferred basis pursuant to paragraph 1 above, from the date such fees would otherwise have been paid to the date actually paid, at the prime rate which JP Morgan Chase Bank, N.A. from time to time charges in New York for 90-day loans to responsible commercial borrowers, such interest to be compounded monthly.

3.           On the 30th business day after the date when you cease to be a Director of AMR Corporation, and any affiliates, and cease rendering services, the total amount to be paid on a deferred basis; plus the aggregate amount of interest accrued thereon will be paid to you in a lump sum distribution.  Payment cannot be accelerated.

4.           In the event of your death, the amounts outlined in Paragraph 3 above shall be paid to the Trustees under your Revocable Agreement of Trust, dated September 15, 1997, as amended February 20, 2004, Judith Rodin Settlor and Trustee.  The payments contemplated by this paragraph 4 will be made on the 30th business day following the date of your death.

If the foregoing is satisfactory to you, please indicate by signing one of the originals (two are enclosed) and returning it to me.

Very truly yours,

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Accepted and agreed:

/s/ Judith Rodin

Judith Rodin

Date: 12/8/2009